UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________________

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.    )

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

AMERICAN SOFTWARE, INC.
(Exact Name of Registrant as Specified in Charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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SUPPLEMENT TO THE PROXY STATEMENT DATED AUGUST 8, 2024
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON AUGUST 20, 2024

August 9, 2024

Explanatory Note

The following information supplements and amends the proxy statement (the “Proxy Statement”) of American Software, Inc. (the “Company”) filed with the U.S. Securities and Exchange Commission on July 8, 2024 and furnished to shareholders of the Company in connection with the 2024 Annual Meeting of Shareholders of the Company to be held on August 20, 2024 (the “Annual Meeting”) and any adjournment or postponement thereof. Capitalized terms used in this supplement to the Proxy Statement (this “Supplement”) and not otherwise defined herein have the meaning given to them in the Proxy Statement.

The Company is filing this Supplement for the following purposes:

ato replace the current disclosure that appears as the second sentence on page 3 of the Proxy Statement with the following: “Broker non-votes and votes of abstention cast by any shareholder on a particular action will be counted towards the quorum requirement.”

bto replace the current disclosure at the bottom of page 40 of the Proxy Statement immediately under the heading “Required Vote” with the following: “The affirmative vote of a majority of the shares in attendance or represented by proxy and entitled to vote at the Annual Meeting is required for adoption of the 2024 Plan. Broker non-votes will not be counted as a vote for or against Proposal 4 and votes of abstention will be counted as a vote against Proposal 4.”

cto replace the current disclosure at the bottom of page 58 of the Proxy Statement immediately under the heading “Required Vote” with the following: “The affirmative vote of a majority of the votes entitled to be cast is required for adoption of the Indemnification Amendment Proposal. Each outstanding Class A share is entitled to one-tenth vote per share and each outstanding Class B share is entitled to one vote per share on this proposal. Broker non-votes and votes of abstention will be counted as a vote against Proposal 7.”

dto replace the current disclosure at the bottom of page 61 of the Proxy Statement immediately under the heading “Required Vote” with the following: “The affirmative vote of a majority of the votes entitled to be cast is required for adoption of the Blank Check Amendment Proposal. Each outstanding Class A share is entitled to one-tenth vote per share and each outstanding Class B share is entitled to one vote per share on this proposal. Broker non-votes and votes of abstention will be counted as a vote against Proposal 8.”

Reasons Why Shareholders Should Approve the Blank Check Preferred Amendment Proposal (Proposal 8)

In addition to above, we are writing to ask your support at the Annual Meeting by voting in accordance with the recommendations of our Board on all proposals included in our Proxy Statement. In particular, we are requesting your support on Proposal 8, to approve an amendment to the Company’s Amended and Restated Articles of Incorporation (“Blank Check Preferred Amendment Proposal” or “Proposal 8”) to include an authorization for 10,000,000 shares of preferred stock, which shares shall be “blank-check preferred stock” in one or more series as solely determined by the Board, and to have the voting powers, preferences and relative participation, optional and special rights and qualifications, limitations and restrictions thereof as solely determined by the Board.

We note that Glass, Lewis & Co. (“Glass Lewis) and Institutional Shareholder Services Inc. (“ISS”), two leading independent proxy advisory firms, have recommended that you vote against Proposal 8 and for all other proposals in the Proxy. We strongly disagree with Glass Lewis and ISS’s shared recommendation with respect to Proposal 8.

Consistent with Current Market Practice

It is becoming more common for public companies to include blank check preferred stock provisions in their organizational documents at their initial public offering, making such a provision a market practice amongst public company issuers. Including such a provision in our Articles of Incorporation (“Articles”) would allow us flexibility in our capital structure to issue blank check preferred shares, thus giving us a competitive advantage amongst our peers.

Allows the Board Flexibility to React in Real Time

While as of this date the Board has no immediate intention to issue any preferred shares of stock, we believe it is in the Company’s and its shareholders’ best interests that the Board has the ability to deploy the preferred shares when necessary. Such flexibility in our capital structure would allow the Board to react to certain, and sometimes unwanted, situations in real time and to also take advantage of certain corporate opportunities as they arise.

The Board Has the Power to Adopt a Rights Plan Without Preferred Stock

Even without the adoption of the Blank Check Preferred Amendment Proposal, the Board could issue a rights plan at any moment as the Board has the ability to adopt a common stock rights plan and does not need to issue preferred shares in order to do so. To that end, voting against the Blank Check Preferred Amendment Proposal does not eliminate the possibility of the Board adopting a rights plan if it was confronted with a situation that necessitated such action, thus shareholders should not let their distaste of rights plans unduly influence their vote with respect to the Blank Check Preferred Amendment Proposal.

Will Provide for a More Shareholder Friendly Governance Profile

The Board is presenting this proposal in conjunction with the separate Proposals 5 and 6 which, if approved, will eliminate the Company’s Class B shares, which we believe will further align shareholders’ economic interests with their voting rights and simplify the Company’s capital structure. In taking into account the contemplated effect of the Reclassification Amendment (as described in the Proxy Statement) and the Blank Check Preferred Amendment Proposal, the Board believes the Company will have a governance profile that is substantially more shareholder friendly than its current profile which consists of a dual class share structure and does not include a blank check preferred share provision.

For the reasons described above, we respectfully ask you to vote for Proposal 8. If you previously voted against Proposal 8, we hope you will reconsider your vote.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 9, 2024		AMERICAN SOFTWARE, INC.

(Registrant)

	By:	/s/ Vincent C. Klinges
	Name:	Vincent C. Klinges
	Title:	Chief Financial Officer